Free Writing Prospectus
Filed pursuant to Rule 433
To Prospectus dated March 26, 2020
Preliminary Prospectus Supplement dated May 8, 2020
Registration Statement File No. 333-237408

Verisk Analytics, Inc.

$500,000,000 3.625% Senior Notes due 2050

Pricing Term Sheet

Issuer:	Verisk Analytics, Inc.

Ticker:	VRSK

Expected Rating (Moody’s / S&P / Fitch)*:	Baa2 / BBB / BBB+

Aggregate Principal Amount:	$500,000,000

Maturity:	May 15, 2050

Coupon:	3.625%

Public Offering Price:	98.970% of face amount

Yield to Maturity:	3.682%

Spread to Benchmark Treasury:	+230 basis points

Benchmark Treasury:	2.375% due November 15, 2049

Benchmark Treasury Price / Yield:	124-00 / 1.382%

Interest Payment Dates:	May 15 and November 15, commencing November 15, 2020

Redemption Provisions:

Prior to November 15, 2049, the Notes may be redeemed, in whole or in part, at a “make-whole” redemption price equal to the greater of:

•      100% of the principal amount of the Notes to be redeemed; and

•      the sum of the present values of the remaining scheduled payments (as defined in the prospectus supplement) of the Notes to be redeemed,

        discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury rate (as defined in the prospectus supplement) plus 35 basis points;

in each case, plus accrued and unpaid interest, if any, thereon to, but excluding, the date of redemption.

On or after November 15, 2049, the Notes may be redeemed, in whole or in part, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, thereon to the applicable redemption date.

Settlement:	T+3; May 13, 2020

Denominations:	$2,000 and any integral multiple of $1,000 above that amount

CUSIP / ISIN:	92345Y AG1 / US92345YAG17

Joint Book-Running Managers:	BofA Securities, Inc. Morgan Stanley & Co. LLC Citigroup Global Markets Inc. HSBC Securities (USA) Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC

Co-Managers:	Credit Suisse Securities (USA) LLC Siebert Williams Shank & Co., LLC TD Securities (USA) LLC

Additional Information:

We expect that delivery of the Notes will be made to investors on or about May 13, 2020, which will be the third New York business day following the date of this prospectus supplement (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the delivery of the Notes may be required, by virtue of the fact that the Notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to their date of delivery should consult their advisors.

* Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting BofA Securities, Inc. at (800) 294-1322 or Morgan Stanley & Co. LLC toll free at (866) 718-1649.

This communication should be read in conjunction with the Preliminary Prospectus Supplement and the accompanying base prospectus. The information in this communication supersedes the information in the Preliminary Prospectus Supplement and the accompanying base prospectus to the extent inconsistent with the information in the Preliminary Prospectus Supplement and the accompanying base prospectus.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.